Exhibit 99.1

May 1, 2012

Contact:	Stephen P. Theobald
Executive Vice President, Chief Financial Officer
(757) 217-1000

Hampton Roads Bankshares Announces First Quarter Financial Results

•	Net loss improved to $7.9 million

•	Provision for loan losses declined to $7.3 million

•	Noninterest expenses declined by $3.5 million from the previous quarter

•	Nonperforming assets declined for the sixth consecutive quarter

Norfolk, Virginia  (May 1, 2012):  Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq:  HMPR), the holding company of Bank of Hampton Roads and Shore Bank, today announced financial results for the first quarter of 2012.  The Company reported a net loss of $7.9 million for the quarter, compared to losses of $21.4 million for the fourth quarter of 2011 and $31.6 million for the first quarter of 2011.  First quarter 2012 results benefitted from lower provision for loan losses due to continued improvements in credit quality and reduced operating expenses due to continued progress from the Company’s expense reduction initiatives.

Net interest income for the first quarter of 2012 was $16.7 million, down from the $17.5 million in the fourth quarter of 2011 and $18.2 million in the first quarter of 2011.  Net interest margin during the quarter was 3.62%, a slight increase from the 3.58% in the previous quarter and significantly higher than the net interest margin of 2.98% in the first quarter of 2011.  Margin improvements are the result of lower funding costs and a better mix of earning assets as loan origination activity increased during the quarter to help stem the pace of portfolio attrition and additional funds were invested in the securities portfolio.

Provision for loan losses for the first quarter of 2012 was $7.3 million compared to $14.1 million in the fourth quarter of 2011 and $21.3 million in the first quarter of 2011.  In addition, the

Company reported a decline of $7.0 million in nonperforming assets during the first quarter, marking the sixth straight quarterly decline in the aggregate level of nonperforming assets.

Noninterest income was $3.1 million during the first quarter of 2012 compared to ($1.1) million during the fourth quarter of 2011 and $2.1 million in the first quarter of 2011.  Noninterest income benefitted from strong origination volumes in the Company’s mortgage unit which saw revenues increase to $3.3 million from $2.4 million and $1.3 million in the prior year fourth and first quarters, respectively.  Noninterest income also benefitted from a decline in losses and impairments on foreclosed assets, which declined to $3.0 million compared to $6.5 million in the fourth quarter of 2011 and $3.7 million in the first quarter of 2011.

Noninterest expenses decreased to $19.9 million during the first quarter of 2012 compared to $23.4 million in the fourth quarter of 2011 and $30.6 million in the first quarter of 2011.  The cost reductions are a direct result of the Company’s success in reducing its expense base through the consolidation and/or sales of selected branches, efficiencies gained in its various business operations and improvements in credit quality.  The increase in salary and benefits expense in the first quarter compared to the previous quarter is a direct result of increased mortgage originations during the quarter and the related increase in commissions paid to the mortgage loan officers.

“The first quarter results demonstrate continued progress, particularly with the reduction in operating expenses and positive credit quality trends” said Douglas Glenn, President and Chief Executive Officer.  “We are especially pleased with the nearly $50 million of new lending we achieved during the quarter.”

As of March 31, 2012, total assets were $2.13 billion, down slightly from $2.17 billion at December 31, 2011.  During the quarter, loans outstanding declined from $1.50 billion to $1.47 billion as a result of continued resolutions of problem loans and charge-offs, with new lending activity largely offsetting normal portfolio attrition.  Total deposits declined during the quarter to $1.77 billion from $1.80 billion at December 31, 2011 primarily from continued declines in brokered deposits.

During the quarter, nonperforming assets declined to $189.8 million from $196.9 million at December 31, 2011.  Nonperforming assets represented 8.90% of total assets at March 31, 2012 compared to 9.08% at December 31, 2011.

At March 31, 2012, the Company exceeded all of the regulatory capital minimums.  Bank of Hampton Roads was “well capitalized” with respect to its Tier 1 and leverage ratios and “adequately capitalized” with respect to its total risk based capital ratio.  Each of Shore Bank’s capital ratios remained above the “well capitalized” threshold at March 31, 2012.

Caution About Forward-Looking Statements.

Certain statements made herein and in the attached earnings press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about expense reduction and credit trends. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance the Company will be able to exit its problem assets or return to profitability or that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates 38 banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release.  The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

	Three months ended
Operating Results	March 31, 2012	December 31, 2011	March 31, 2011

Interest income	$21,606	$22,876	$27,183
Interest expense	4,906	5,420	8,959
Net interest income	16,700	17,456	18,224
Provision for loan losses	7,302	14,117	21,314
Noninterest income	3,109	(1,127)	2,125
Noninterest expense	19,911	23,395	30,642
Income tax expense	-	-	44
Net loss	(7,404)	(21,183)	(31,651)
Noncontrolling interest	502	230	17
Net loss available to common shareholders	(7,906)	(21,413)	(31,668)

Per Share Data

Loss per share:
Basic	$(0.23)	$(0.62)	$(0.95)
Diluted	(0.23)	(0.62)	(0.95)
Common dividends declared	-	-	-
Book value per common share	3.05	3.29	4.79
Book value per common share - tangible	2.95	3.18	4.48

Balance Sheet at Period-End

Total assets	$2,133,027	$2,166,860	$2,717,383
Gross loans	1,471,998	1,504,733	1,806,447
Allowance for loan losses	68,917	74,947	109,990
Total investment securities	334,622	304,527	373,267
Intangible assets	3,415	3,751	10,371
Total deposits	1,772,122	1,798,034	2,271,002
Total borrowings	236,431	236,558	262,562
Shareholders' equity	105,298	113,668	159,863
Shareholders' equity - tangible	101,883	109,917	149,492
Common shareholders' equity	105,298	113,668	159,863
Common shareholders' equity - tangible	101,883	109,917	149,492

Daily Averages

Total assets	$2,159,488	$2,270,707	$2,810,261
Gross loans	1,484,814	1,577,877	1,912,053
Total investment securities	305,855	306,454	366,543
Intangible assets	3,574	3,955	10,641
Total deposits	1,791,570	1,880,808	2,340,879
Total borrowings	236,524	236,541	262,893
Shareholders' equity	112,283	131,991	183,764
Shareholders' equity - tangible	108,709	128,036	173,123
Common shareholders' equity	112,283	131,991	183,764
Common shareholders' equity - tangible	108,709	128,036	173,123
Interest-earning assets	1,853,008	1,934,073	2,477,077
Interest-bearing liabilities	1,805,115	1,878,916	2,383,193

	Three months ended
Financial Ratios	March 31, 2012	December 31, 2011	March 31, 2011

Return on average assets	-1.47%	-3.74%	-4.57%
Return on average common equity	-28.32%	-64.36%	-69.89%
Return on average common equity - tangible	-29.25%	-66.35%	-74.19%
Net interest margin	3.62%	3.58%	2.98%
Efficiency ratio	100.44%	143.86%	150.58%
Tangible common equity to tangible assets	4.78%	5.08%	5.52%

Allowance for Loan Losses

Beginning balance	$74,947	$83,036	$157,253
Provision for losses	7,302	14,117	21,314
Charge-offs	(15,285)	(24,690)	(69,151)
Recoveries	1,953	2,484	574
Ending balance	68,917	74,947	109,990

Nonperforming Assets at Period-End

Nonaccrual loans - ASC 310-30 (1)	$3,505	$6,084	$12,574
Nonaccrual loans - all other	125,300	127,077	185,134
Total nonaccrual loans	128,805	133,161	197,708
Loans 90 days past due and still accruing interest	-	84	770
Repossessed assets	61,028	63,613	70,790
Total nonperforming assets	189,833	196,858	269,268

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-3.61%	-5.42%	-14.55%
Nonperforming loans to total loans	8.75%	8.86%	10.99%
Nonperforming assets to total assets	8.90%	9.08%	9.91%
Allowance for loan losses to total loans	4.68%	4.98%	6.09%

Composition of Loan Portfolio at Period-End	March 31, 2012	December 31, 2011	March 31, 2011

Commercial	$244,619	$256,058	$270,682
Construction	271,623	284,984	395,228
Real-estate commercial	531,734	522,052	630,403
Real-estate residential	400,451	414,957	472,042
Installment	23,591	26,525	38,239
Deferred loan fees and related costs	(20)	157	(147)
Total loans	1,471,998	1,504,733	1,806,447

(1) Represents acquired loans which were recorded at their
estimated present values at the acquisition date, in accordance with ASC 310-30